AMENDED SCHEDULE A

To the

Master Services Agreement

between

Ultimus Managers Trust

and

Ultimus Fund Solutions, LLC

Dated July 24, 2018, Amended July 23, 2019

Fund Portfolio(s) (by fiscal year end)

HVIA Equity Fund	February 28
Ladder Select Bond Fund	February 28
Adler Value Fund	July 31
Karner Blue Animal Welfare Fund	May 31
Wavelength Interest Rate Neutral Fund	May 31
Blue Current Global Dividend Fund	August 31
Marshfield Concentrated Opportunity Fund	August 31
Stralem Equity Fund	October 31
Lyrical U.S. Value Equity Fund	November 30

The parties duly executed this Amendment as of July 23, 2019.

	Ultimus Managers Trust		Ultimus Fund Solutions, LLC

By:	/s/ David R. Carson	By:	/s/ Kurt Krebs
Name:	David R. Carson	Name:	Kurt Krebs
Title:	President	Title:	Vice President and Chief Financial Officer